Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of January 24, 2024, by and among Metagenomi Technologies, LLC a Delaware limited liability company (the “Parent”) and Metagenomi, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Company”).

RECITALS

WHEREAS, the Parent is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with (i) 15,417,788 common units issued and outstanding (the “Common Units”) and (ii) 41,813,375 preferred units issued and outstanding (the “Preferred Units”, and together with the Common Units, the “Parent Units”).

WHEREAS, the Company is a corporation duly formed and validly existing under the laws of the State of Delaware, with all of its issued and outstanding shares of capital stock owned by the Parent; and

WHEREAS, in connection with the contemplated initial public offering, the Parent and the Company have determined that the merger (the “Merger”) of the Parent with and into the Company upon the terms and conditions set forth in this Agreement is advisable, and have approved and adopted this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and upon the terms and conditions set forth in this Agreement, the Parent and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”), at the Effective Time (as defined below), the Parent will be merged with and into the Company, the Parent’s separate existence will cease and the Company will be the surviving corporation in the Merger. The Company as the surviving corporation after the Merger is herein sometimes referred to as the “Surviving Corporation.”

1.2 Filings and Effectiveness. As promptly as practicable following the date of this Agreement, the parties will cause a Certificate of Ownership and Merger (the “Certificate of Ownership and Merger”) in substantially the form of Exhibit A hereto, meeting the requirements of Section 267 of the DGCL and Section 18-209(i) of the DLLCA, to be executed and filed with the Secretary of State of the State of Delaware. The Merger will become effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

1.3 Effect of the Merger.

(a) General. At the Effective Time, all of the property, rights, privileges, powers and franchises of the Parent and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Parent and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

(b) Certificate of Incorporation and Bylaws. The Company’s certificate of incorporation as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, will be the Surviving Corporation’s certificate of incorporation until thereafter amended in accordance with the provisions thereof and applicable law. The Company’s bylaws as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit C, will be the Surviving Corporation’s bylaws until thereafter amended in accordance with the provisions thereof and applicable law.

(c) Directors and Officers. The directors and officers of the Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold such office in accordance with the provisions of the certificate of incorporation and bylaws of the Surviving Corporation.

(d) Effect on Parent Units and Company Stock. At and as of the Effective Time, without any action on the part of the Parent or the Company, as the case may be, or of any holder of any Parent Units or shares of capital stock of or other equity interest in the Company, (i) the Common Stock issued by the Company to the Parent shall be cancelled and no payment shall be made with respect thereto and (ii) the Parent Units shall be converted on a pro rata basis in accordance with Schedule I of this Agreement (the “Conversion Methodology”).

ARTICLE 2

MISCELLANEOUS PROVISIONS

2.1 Further Assurances. Prior to the Effective Time, the Parent and the Company shall take all such action as shall be necessary or appropriate to effect the Merger. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Company and the Parent, the officers and directors of the Surviving Corporation are fully authorized, in the name of and on behalf of the Company and the Parent, to take, and the Parent and the Company will cause them to take, all such lawful and necessary action.

2.2 Termination. The Parent and the Company, by written agreement, may terminate this Agreement, and the Merger may be abandoned by the Parent and the Company for any reason whatsoever, at any time prior to the Effective Time.

2.3 No Third Party Beneficiaries. There are no third party beneficiaries having rights under or with respect to this Agreement.

2.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

2.5 Amendments. This Agreement may not be amended or modified except by a writing signed by all of the parties.

2.6 Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes the entire agreement and understanding of the parties in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

2.7 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

2.8 Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This agreement shall inure to the benefit of the Parent, the Company and their respective successors and assigns, if any.

2.9 Counterparts. This Agreement may be executed electronically and in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Parent:

METAGENOMI TECHNOLOGIES, LLC

By:	/s/ Brian C. Thomas
Name:	Brian C. Thomas
Title:	Chief Executive Officer

Company:

METAGENOMI, INC.

By:	/s/ Brian C. Thomas
Name:	Brian C. Thomas
Title:	Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

METAGENOMI TECHNOLOGIES, LLC

a Delaware limited liability company

WITH AND INTO

METAGENOMI, INC.

a Delaware corporation

Pursuant to Section 267 of the Delaware General Corporation Law (the “DGCL”) and Section 18-209(i) of the Delaware Limited Liability Company Act (the “DLLCA”), Metagenomi Technologies, LLC, a Delaware limited liability company (the “Company”), hereby certifies that:

FIRST:	The Company was formed pursuant to the provisions of the DLLCA on September 28, 2018 and Metagenomi, Inc., a Delaware corporation (the “Subsidiary”), was incorporated on September 16, 2016, pursuant to the provisions of the DGCL.

SECOND:	The Company is the owner of 100% of the issued and outstanding capital stock of the Subsidiary.

THIRD:	The Company, pursuant to resolutions of its Board of Managers and the required members of the Company, duly adopted by written consent on January 24, 2024 authorized the merger of the Company with and into the Subsidiary (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of January 24, 2024 (the “Merger Agreement”), and the Merger and Merger Agreement have been duly approved, adopted, certified, executed and acknowledged by each of the Company and the Subsidiary in accordance with the Company’s limited liability company agreement and the laws of the State of Delaware (including Section 267 of the DGCL and Section 18-209(i) of the DLLCA).

FOURTH:	The Subsidiary shall be the surviving corporation in the Merger and the name of the surviving corporation shall be “Metagenomi, Inc.”

FIFTH:	The certificate of incorporation of the Subsidiary, as in effect immediately prior to the Merger, shall be amended and restated in the form attached hereto as Exhibit A and shall be, upon the Merger becoming effective, the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

SIXTH:	The executed Merger Agreement is on file at the principal place of business of the surviving corporation, which is 1545 Park Avenue, Emeryville, California 94608.

SEVENTH:	A copy of the executed Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder or member of the constituent entities.

EIGHTH:	The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed and acknowledged by the authorized officer set forth below on January 24, 2024.

METAGENOMI TECHNOLOGIES, LLC

By:
Name:
Title: